Fox Factory Holding Corp. Announces Appointment of Mike Dennison to Board of Directors

SCOTTS VALLEY, California- February 27, 2018 -- Fox Factory Holding Corp. (Nasdaq: FOXF) ("FOX" or the “Company”) today announced the appointment of Mike Dennison as a director on its Board of Directors, effective February 23, 2018.

Larry L. Enterline, the Company's Chief Executive Officer commented, “As an avid user of FOX products, Mike joins our Board of Directors with an affinity for the brand and tremendous experience with international consumer products, high-technology, and global supply chain management. On behalf of our senior leadership team and Board of Directors, we welcome Mike to FOX and look forward to his future contributions.”

Mr. Dennison is President of the Consumer Technologies Group at Flex (NASDAQ: FLEX), the Sketch-to-Scale™ solutions provider that designs and builds Intelligent Products for a Connected World™. Since joining Flex in 1999, Mr. Dennison has served in a number of leadership roles, from leading procurement and global supply chain organizations for the company, to serving as Senior Vice President of Business Management for both the High-Velocity Solutions group, and for the Mobile and Consumer Segment. Prior to joining Flex, he was the Regional Director at Arrow Electronics, based in New York. Mr. Dennison holds a bachelor’s of arts degree in liberal arts from Oregon State University.

About Fox Factory Holding Corp. (NASDAQ: FOXF)

Headquartered in Scotts Valley, CA, Fox Factory Holding Corp. designs and manufactures performance-defining ride dynamics products primarily for bicycles, on-road and off-road vehicles and trucks, side-by-side vehicles, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles. The Company is a direct supplier to leading power vehicle OEMs. Additionally, the Company supplies top bicycle OEMs and their contract manufacturers, and provides aftermarket products to retailers and distributors.

FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

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